Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

Time Warner Telecom Reports Solid Fourth Quarter 2007 Results

— Grew 2007 revenue by 33% and M-EBITDA by 19% for the year —

— Expanded quarterly M-EBITDA margin to 33.4% —

— Demand from enterprise customers remains strong —

LITTLETON, Colo. – February 11, 2008 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its fourth quarter 2007 financial results, including $279.5 million of revenue, $93.3 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $5.3 million. For the year ended December 31, 2007, the Company reported $1.084 billion in revenue, $339.0 million of M-EBITDA, and a net loss of $40.3 million.

“This was a transformational year for TWTC, which included achieving major growth in our revenue stream and combining our acquired business including integrating all major support systems and accelerating product capabilities in our new markets, all while maintaining our focus on driving growth and profitability in the business,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We continue to invest and manage the business with a long-term perspective. Our efforts are focused on leveraging our national footprint and robust product portfolio to drive further penetration of the enterprise market place and grow our market share. We have never been stronger in terms of our financial position, talent or capabilities and we ended the year with the momentum of strong enterprise demand.”

Highlights for the Quarter

For the quarter ending December 31, 2007, the Company –

•	Grew total revenue 17% year over year and 2% sequentially

•	Grew enterprise revenue 29% year over year and 3% sequentially

•	Grew enterprise revenue to 71% of total revenue for the quarter

•	Grew data and Internet revenue 39% year over year and 6% sequentially

•	Produced $93.3 million of M-EBITDA and a 33.4% M-EBITDA margin

•

Delivered $8.1 million of levered free cash flow[5], which is net of $6.1 million for integration and branding expenditures and investments, or $14.2 million. Excluding these items, generated a 5% levered free cash flow margin

Full year 2007 results compared to 2006

For the year 2007, the Company grew the business based on strong organic growth and the impact of its acquired operations2, scaling the business with the following accomplishments:

•	Exceeded a one billion dollar milestone with revenue of $1.084 billion. Grew total revenue $271.3 million or 33% for the year

•	Grew enterprise revenue to $747.7 million, a 49% increase, and grew carrier revenue to $291.4 million, a 7% increase

•	Grew M-EBITDA to $339.0 million, an increase of $53.0 million, or 19%

•	Achieved modified gross margin[9] of 57.0% and M-EBITDA margin of 31.3%

•	Narrowed the net loss by 59% to $40.3 million from $98.8 million in the prior year, or a decrease in loss per share to $.28 from $.80 per share in the prior year

•

Achieved levered free cash flow of $5.7 million compared to $15.2 million for 2006. Excluding integration and branding costs for both years of $37.0 million and $6.8 million, respectively, levered free cash flow increased 94% to $42.7 million for 2007 from $22.0 million in 2006

Year over Year Results – Fourth Quarter 2007 compared to Fourth Quarter 2006

Revenue

Revenue for the quarter was $279.5 million, including 3 months of acquired revenue, as compared to $238.8 million for the fourth quarter of 2006, including 2 months of acquired revenue. Revenue for the quarter represented a year over year increase of $40.7 million, or 17%. Key changes in revenue3 included:

(Enterprise and Carrier results are before the impact of the reclassification of certain taxes and fees3)

•	$40.6 million increase in revenue from enterprise customers, which included strong organic growth and the impact of the acquired operations

•

$2.5 million decrease in revenue from carriers, including strong organic growth and the impact of the acquired operations, offset by disconnects, and repricing of contract renewals, including $3.1 million due to disconnects from one wireless customer

•	$1.5 million decrease in intercarrier compensation related to discontinuance of certain non-supported acquired products, as well as regulatory and contractual rate decreases

•	$4.1 million increase to account for certain taxes and fees on a gross versus net basis[3]

By product line, the percentage change in revenue year over year was as follows:

•	39% increase for data and Internet services[6], which included strong organic growth due to success with Ethernet and IP-based product sales and the impact of the acquired operations

•	24% increase for voice services[7], which included strong growth due to bundled and other voice product sales and the impact of the acquired operations

•	2% increase for network services[8] which included strong organic growth and the impact of the acquired operations, offset by disconnects and repricing of contract renewals

•	13% decrease in intercarrier compensation related to rate and product changes

M-EBITDA and Margins

M-EBITDA grew to $93.3 million from $80.2 million for the quarter, a 16% increase over the same period last year primarily reflecting strong revenue growth and the impact of the acquired operations for three months in 2007 versus two months in 2006, and related cost synergies. M-EBITDA included $1.4 million of integration and branding costs in the quarter, and $2.3 million in the same period last year.

Operating costs increased primarily reflecting the impact of the acquisition, including one extra month of operations this quarter versus the same period last year, and related increased network access costs associated with additional sales, which were partially offset by integration cost synergies and the change in 2007 to present certain taxes and fees on a gross versus net basis. Selling, general and administrative costs (“SG&A”) increased primarily reflecting the impact of the acquired operations as well as increased incentive-based compensation for sales employees, non-cash stock based compensation, and bad debt expense. Bad debt expense increased to $2.2 million for the quarter from $1.4 million for the same period of last year, representing less than 1% of quarterly revenue for both periods. SG&A as a percent of revenue was 26% for the current period as compared to 27% for the same period last year.

M-EBITDA margin was 33.4% for the quarter as compared to 33.6% for the same quarter last year. Modified gross margin was 57.7% for the current quarter compared to 59.2% for the same period last year. The difference in margins between periods primarily reflects higher access costs related to the acquired operations and the margin impact to present certain taxes and fees on a gross versus net basis, partially offset by the benefit of integration synergies.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $5.3 million, a loss of $.04 per share for the quarter compared to a net loss of $24.8 million, a loss of $.18 per share for the fourth quarter of 2006. The net loss narrowed primarily reflecting strong M-EBITDA growth in the current quarter, and debt extinguishment costs in the fourth quarter of last year that did not recur, offset by an increase in depreciation expense related to both the acquired assets and new capital expenditures placed in service, which was net of the impact of a change in estimated useful lives of certain fiber assets.

Sequential Results – Fourth Quarter 2007 compared to Third Quarter 2007

Revenue

Revenue for the quarter was $279.5 million, as compared to $274.8 million for the third quarter of 2007, an increase of $4.7 million, or 2%. Key changes in revenue3 included:

(Enterprise and Carrier results are before the impact of the reclassification of certain taxes and fees3)

•

$6.1 million increase in revenue from enterprise customers, net of a $1.4 million decline related to revenue from the mortgage industry as well as a fluctuation in disputes. Enterprise revenue grew 4.0%, excluding this mortgage industry impact

•	$.5 million decrease in revenue from carrier customers

•	$1.2 million decrease in intercarrier compensation related to a discontinuance of certain non supported acquired products, as well as regulatory and contractual rate decreases

•	$.3 million increase to account for certain taxes and fees on a gross versus net basis[3]

By product line, the percentage change in revenue sequentially was as follows:

•	6% increase for data and Internet services, due to success with Ethernet and IP based product sales

•	3% increase for voice services, due to strong bundled and other voice product sales

•	1% decrease in network services primarily due to customer disconnects

•	11% decrease in intercarrier compensation related to rate and product changes

M-EBITDA and Margins

M-EBITDA was $93.3 million for the quarter, as compared to $86.4 million for the prior quarter, an 8% increase or $6.9 million. M-EBITDA margin was 33.4% for the quarter, as compared to 31.5% in the prior quarter. The change in M-EBITDA and M-EBITDA margin primarily reflects revenue growth and integration cost synergies partially offset by growth in costs to support the Company’s revenue growth. Excluding branding and integration costs from both periods of $1.4 million and $1.2 million, respectively, M-EBITDA margin expanded to 33.9% from 31.9% sequentially.

Operating costs as a percent of revenue were approximately 43% for both quarters. Operating costs included integration cost synergies offset by other operating cost increases. SG&A costs were 26% of revenue for the current quarter as compared to 28% for the prior quarter, primarily reflecting a decrease in property taxes and legal and regulatory costs.

Net Loss

The Company’s net loss was $5.3 million, a loss of $.04 per share for the quarter compared to a net loss of $11.6 million, or a loss of $.08 per share for the prior quarter. The decrease in net loss per share primarily reflects strong M-EBITDA growth offset by an increase in depreciation expense related to new capital expenditures placed in service.

M-EBITDA Margin Outlook

“In concert with our long-term perspective, we continue to invest in the business, and drive new sales opportunities, while balancing revenue growth, margins and cash flow,” said Mark Peters, Time Warner Telecom’s Executive Vice President and Chief Financial Officer. “We will continue to use this balanced approach as we remain focused on achieving mid-30% M-EBITDA margins during the summer of 2008.”

As in the past, the Company expects future quarterly margins will be impacted by the timing of sales, installations, seasonality and other normal business fluctuations, as well as integration synergies and costs. The Company expects the first quarter of 2008 will be impacted by the historical trends which includes a sequential cost increase due to resetting of payroll taxes and merit raises, and lower seasonal revenue growth associated with less selling days in the fourth quarter. The Company expects a first quarter of 2008 sequential cost increase for payroll taxes and merit raises totaling $4 to $5 million.

Monthly revenue churn was 1.0% for both the current and prior quarter, as compared to 1.3% for the same quarter last year. The Company continues to expect normal business fluctuations, such as the timing of sales and installations, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, which includes the impact from carrier customers related to their merger activities and network grooming.

Time Warner Telecom has the right to use its current name until the end of June 2008. The Company expects to spend $6 to $7 million in 2008 for branding related costs, which includes up to $2 million in capital expenditures associated with the name change.

Capital Expenditures

Excluding integration investments, capital expenditures were $61.8 million for the fourth quarter, compared to $52.8 million for the prior quarter and $52.3 million for the same period last year. For the year 2007 and 2006 capital expenditures, excluding integration, were $229.4 million and $189.2 million, respectively. Integration capital expenditures were $30.1 million for 2007 as compared to $3.5 million for 2006. For 2008, the Company expects to spend $10 to $14 million on integration and branding, and $240 to $260 million for its general operations which will primarily be used to fund growth opportunities.

Summary

“We continue to compete well for enterprise opportunities due to our strong value proposition that combines lower cost of ownership product solutions with our focus on customer service. This strategy has helped us to drive sales momentum, grow cash flow, and capture market share. We remain focused on leveraging our national footprint and robust product portfolio to further penetrate the enterprise market place,” said Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on February 12 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)	Acquired operations are defined as the results of the acquisition of Xspedius Communications, LLC since October 31, 2006.

(3)

In 2007 the Company revised its presentation for certain state and regulatory taxes and fees billed to customers by presenting them on a gross versus net basis. This has no impact on M-EBITDA or net income, but increased revenue and operating expenses and decreased the modified gross and M-EBITDA margins.

(4)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. See the Supplemental Earnings information at www.twtelecom.com for more details on Levered Free Cash Flow margin and Levered Free Cash Flow margin excluding integration and branding costs.

(6)

Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(7)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(8)

Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(9)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used

in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2008 and beyond, including expansion plans, growth prospects, expected margins, sales activity, timing of sales and installations, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, expected cost synergies, integration and branding costs, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Mo. Ended December 31,
	2007	2006	Growth %	2007	2006	Growth %
Revenue
Network services	$97,340	$95,892	2%	$393,569	$355,996	11%
Voice services	84,546	68,457	24%	327,246	201,968	62%
Data and Internet services	87,489	62,849	39%	318,269	216,419	47%

Service Revenue	269,375	227,198	19%	1,039,084	774,383	34%
Intercarrier compensation	10,101	11,583	-13%	44,595	37,992	17%

Total Revenue	$279,476	$238,781	17%	$1,083,679	$812,375	33%

Expenses
Operating costs	119,179	98,085		470,038	311,532

Gross Margin	160,297	140,696		613,641	500,843
Selling, general and administrative costs	72,846	64,300		296,638	228,485
Depreciation, amortization, and accretion	73,129	71,567		279,454	256,091

Operating Income	14,322	4,829		37,549	16,267
Interest expense	(22,491)	(23,317)		(91,285)	(98,238)
Debt extinguishment costs	—	(11,097)		—	(36,874)
Interest income	3,875	4,811		17,489	20,054
Other income/(loss)	(607)	—		(3,022)	—

Loss before income taxes	(4,901)	(24,774)		(39,269)	(98,791)
Income tax expense	391	21		1,000	28

Net Loss	($5,292)	($24,795)		($40,269)	($98,819)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$160,297	$140,696		$613,641	$500,843
Add back non-cash stock-based compensation expense	948	603		3,555	2,075

Modified Gross Margin	161,245	141,299	14%	617,196	502,918	23%

Selling, general and administrative costs	72,846	64,300		296,638	228,485
Add back non-cash stock-based compensation expense	4,862	3,246		18,445	11,590

Modified EBITDA	93,261	80,245	16%	339,003	286,023	19%

Non-cash stock-based compensation expense	5,810	3,849		22,000	13,665
Depreciation, amortization, and accretion	73,129	71,567		279,454	256,091
Net Interest expense	18,616	18,506		73,796	78,184
Debt extinguishment costs	—	11,097		—	36,874
Other income/(loss)	(607)	—		(3,022)	—
Income tax expense	391	21		1,000	28

Net Loss	($5,292)	($24,795)		($40,269)	($98,819)

Modified Gross Margin %	57.7%	59.2%		57.0%	61.9%

Modified EBITDA Margin %	33.4%	33.6%		31.3%	35.2%

Free Cash Flow:
Modified EBITDA	$93,261	$80,245		$339,003	$286,023
Less: Capital Expenditures	66,587	55,805		259,527	192,679

Unlevered Free Cash Flow	26,674	24,440		79,476	93,344
Less: Net interest expense	18,616	18,506		73,796	78,184

Levered Free Cash Flow	$8,058	$5,934		$5,680	$15,160

Costs included in M-EBITDA reported above (2)
Integration costs	$1,273	2,010		$5,577	2,829
Branding costs	81	290		$1,301	430

Total	$1,354	$2,300		$6,878	$3,259

Expenditures included in Capital Expenditures above (2)
Integration costs	$4,783	$3,511		$30,092	$3,511

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	December 31, 2007	September 30, 2007	Growth %
Revenue
Network services	$97,340	$98,669	-1%
Voice services	84,546	82,475	3%
Data and Internet services	87,489	82,359	6%

Service Revenue	269,375	263,503	2%
Intercarrier compensation	10,101	11,290	-11%

Total Revenue	$279,476	$274,793	2%

Expenses
Operating costs	119,179	118,412

Gross Margin	160,297	156,381
Selling, general and administrative costs	72,846	75,695
Depreciation, amortization, and accretion	73,129	71,580

Operating Income	14,322	9,106
Interest expense	(22,491)	(22,623)
Interest income	3,875	4,528
Other income/(loss)	(607)	(2,415)

Loss before income taxes	(4,901)	(11,404)
Income tax expense	391	179

Net Loss	($5,292)	($11,583)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$160,297	$156,381
Add back non-cash stock-based compensation expense	948	897

Modified Gross Margin	161,245	157,278	3%

Selling, general and administrative costs	72,846	75,695
Add back non-cash stock-based compensation expense	4,862	4,848

Modified EBITDA	93,261	86,431	8%

Non-cash stock-based compensation expense	5,810	5,745
Depreciation, amortization, and accretion	73,129	71,580
Net Interest expense	18,616	18,095
Other income/(loss)	(607)	(2,415)
Income tax expense	391	179

Net Loss	($5,292)	($11,583)

Modified Gross Margin %	57.7%	57.2%

Modified EBITDA Margin %	33.4%	31.5%

Free Cash Flow
Modified EBITDA	$93,261	$86,431
Less: Capital Expenditures	66,587	59,254

Unlevered Free Cash Flow	26,674	27,177
Less: Net interest expense	18,616	18,095

Levered Free Cash Flow	$8,058	$9,082

Costs included in M-EBITDA reported above (2)
Integration costs	$1,273	$1,208
Branding costs	81	14

Total	$1,354	$1,222

Expenditures included in Capital Expenditures above (2)
Integration costs	$4,783	$6,423

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	12/31/07	9/30/07	12/31/06
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	146,120	145,174	136,182

Basic and Diluted Loss per Common Share	($0.04)	($0.08)	($0.18)

Common shares (thousands)
Actual Shares Outstanding	146,542	145,602	142,815

Options (thousands)
Options Outstanding	11,508	11,530	13,738

Options Exercisable	7,195	7,111	8,977

Options Exercisable and In-the-Money	3,034	2,958	4,526

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	December 31,	September 30,	December 31,
	2007	2007	2006
ASSETS
Cash and equivalents, and short-term investments	$321,531	$307,078	$309,453
Receivables	87,994	91,330	87,105
Less: allowance	(12,018)	(11,039)	(13,182)

Net receivables	75,976	80,291	73,923
Other current assets	22,164	27,124	31,297
Property, plant and equipment	3,022,752	2,959,945	2,771,631
Less: accumulated depreciation	(1,727,852)	(1,669,005)	(1,477,519)

Net property, plant and equipment	1,294,900	1,290,940	1,294,112
Other Assets	550,147	534,563	544,452

Total	$2,264,718	$2,239,996	$2,253,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$46,972	$39,786	$41,388
Deferred revenue	26,015	24,986	22,582
Accrued taxes, franchise and other fees	73,130	80,173	78,795
Accrued interest	16,707	9,874	16,984
Accrued payroll and benefits	36,560	37,216	34,688
Accrued carrier costs	50,898	39,187	49,806
Current portion of debt and lease obligations	7,337	6,950	6,679
Other current liabilities	30,647	31,240	33,584

Total current liabilities	288,266	269,412	284,506
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B, due 1/7/2013	594,000	595,500	600,000
9 1/4% senior unsecured notes, due 2/15/2014	400,340	400,354	400,396
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750	373,750
Capital lease obligations	9,565	9,027	8,491
Less: current portion	(7,337)	(6,950)	(6,679)

Total long-term debt and capital lease obligations	1,370,318	1,371,681	1,375,958
Long-Term Deferred Revenue	19,672	20,072	20,357
Other Long-Term Liabilities	20,237	20,322	19,768
Stockholders’ Equity	566,225	558,509	552,648

Total	$2,264,718	$2,239,996	$2,253,237

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended		Year Ended
	12/31/07	9/30/07	12/31/07	12/31/06
Cash flows from operating activities:
Net Loss	($5,292)	($11,583)	($40,269)	($98,819)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	73,129	71,580	279,454	256,091
Stock-based compensation	5,810	5,745	22,000	13,665
Deferred debt issue, extinguishment costs and other	1,191	3,000	5,348	40,163
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	8,551	(4,130)	(338)	(18,161)
Accounts payable, deferred revenue, and other liabilities	12,462	(6,247)	(1,988)	(18,381)

Net cash provided by operating activities	95,851	58,365	264,207	174,558

Cash flows from investing activities:
Capital expenditures	(66,041)	(58,633)	(257,905)	(192,269)
Cash paid for acquisitions, net of cash acquired	183	4,015	2,580	(212,416)
Purchases of investments	—	(74,295)	(166,973)	(425,671)
Proceeds from maturities of investments	50,420	91,667	235,932	528,201
Proceeds from sale of assets and other investing activities	(1,945)	(25)	(2,205)	1,232

Net cash used in investing activities	(17,383)	(37,271)	(188,571)	(300,923)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee stock purchase plan	7,198	6,910	31,846	46,404
Net (costs) proceeds from issuance of debt	—	—	(850)	957,800
Retirement of debt obligations	—	—	—	(863,552)
Payment of debt and capital lease obligations	(1,620)	(1,660)	(6,654)	(3,568)

Net cash provided by financing activities	5,578	5,250	24,342	137,084

Increase in cash and cash equivalents	84,046	26,344	99,978	10,719
Cash and cash equivalents at the beginning of the period	237,485	211,141	221,553	210,834

Cash and cash equivalents at the end of the period	$321,531	$237,485	$321,531	$221,553

Supplemental disclosures of cash flow information:
Cash paid for interest	$15,674	$30,068	$91,631	$115,604

Cash paid for debt extinguishment costs	—	—	—	$25,052

Addition of capital lease obligation	$546	$621	$1,622	$410

Shares issued in merger with Xspedius Communications, LLC	—	—	—	$326,884

Summary of cash and cash equivalents and short-term investments:
Cash and cash equivalents at end of the period	$321,531	$237,485	$321,531	$221,553
Investments	—	69,593	—	87,900

	$321,531	$307,078	$321,531	$309,453

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$66,041	$58,633	$257,905	$192,269
Addition of capital lease obligation	546	621	1,622	410

Total capital expenditures	$66,587	$59,254	$259,527	$192,679

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2006				2007
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Route Miles
Metro	13,913	14,053	14,409	17,786	18,092	18,324	18,520	18,832
Regional	7,015	7,015	7,015	6,884	6,884	6,922	6,921	6,921

Total	20,928	21,068	21,424	24,670	24,976	25,246	25,441	25,753
Buildings (2)
Fiber connected buildings, on-net	6,185	6,433	6,672	7,457	7,689	7,884	8,109	8,355
Networks
Class 5 Switches	38	38	38	71	71	71	70	70
Soft Switches	34	35	35	35	35	35	35	36
Headcount
Total Headcount	2,055	2,105	2,129	2,784	2,778	2,817	2,876	2,859
Sales Associates (3)	330	331	342	482	490	497	519	508
Customers
Total Customers (4)	12,181	12,642	13,081	31,516	31,431	31,342	31,440	31,638

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected.

(3)	Includes Sales Account Executives and Customer Care Specialists.

(4)	Consolidated customer counts reflect higher churn for the acquired operations’ customer segment as well as conversion of the acquired customer base to a common customer profile in the second quarter of 2007.